News Release

Milacron Appoints Donald R. McIlnay Director

CINCINNATI, Ohio, November 14, 2006...Milacron Inc. (NYSE: MZ) announced the appointment of Donald R. McIlnay, president of Industrial Tools Group and Emerging Markets of The Stanley Works, to the company’s board of directors effective immediately.

“We are pleased to welcome Don McIlnay as a new member of our board of directors,” said Ronald D. Brown, chairman, president and chief executive officer. “Don brings to Milacron years of experience as a senior executive for global manufacturing companies, including a strong sales and marketing background.”

Prior to joining The Stanley Works, Mr. McIlnay served as president of a variety of operations at Newell Rubbermaid Inc., including Levolor Home Fashions, Newell Office Products, EZ Paintr, and Anchor Hocking Plastics.

Mr. McIlnay, 56, a resident of Mooresville, North Carolina, earned his bachelor’s degree in 1972 and M.B.A. in 1973, both from the University of Wisconsin-Whitewater.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Contact: Al Beaupre 513-487-5918 albert.beaupre@milacron.com

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